Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Thursday, April 15, 2010

FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $82.1 Million

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced earnings of $82,111,000 or $.73 per diluted share for the quarter ended March 31, 2010, compared to $8,410,000 or $.10 per diluted share for the same period one year ago. Earnings increased by $73,701,000 or 876% primarily as a result of a $55 million after tax gain on the acquisition of the former Horizon Bank and a $39 million tax benefit related to the settlement of a contingent tax liability. The provision for loan losses was $63 million for the quarter ended March 31, 2010, a $9 million increase over the $54 million provided for the same quarter one year ago. The Company’s ratio of tangible common equity to tangible assets ended the quarter at 11.50% and continues to be among the best of large regional institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “Reported net income was strong last quarter due to the significant gain on the Horizon Bank acquisition and the reversal of a contingent tax liability. In an eventful quarter, deposit inflows continued to be robust along with new account openings. Loan demand, however, was disappointing and remained quite weak due to the tepid economy. In the quarter we continued to aggressively write-down problem assets to reflect ongoing soft market conditions, and while the overall level of non-performing loans and real estate owned through foreclosure is slowly, steadily declining, it remains stubbornly high. Our highest priority continues to be the reduction of these challenging assets during the balance of the year.”

Non-performing assets amounted to $539 million or 3.90% of total assets at quarter-end. This is the third consecutive quarterly decline in the level of non-performing assets, which peaked at $606 million, or 5.03% of total assets, on June 30, 2009. Specifically, non-performing loans decreased from $380 million at the Company’s September 30, 2009 fiscal year-end, to $335 million as of March 31, 2010, an 11.8% decrease. Net loan charge-offs increased though, from $16 million in the quarter ended March 31, 2009 to $59 million in the most recent quarter, a 269% increase. Overall, Management is encouraged by improving asset quality trends such as lower delinquencies and non-performing assets. It’s notable though that loan losses this quarter increased, mortgage loan modifications were higher, and foreclosure rates continued at or near a record pace. As a result of these mixed indications of the real estate market’s healthiness and Management’s expectation that loan losses will continue at a high rate for the balance of the year, the Company increased its allowance for loan losses from $167 million as of September 30, 2009, to $195 million as of March 31, 2010. This is a $28 million or 17% increase.

On January 8, 2010, the Company completed an FDIC-assisted acquisition of certain assets and liabilities of the former Horizon Bank, headquartered in Bellingham, Washington. Washington Federal acquired certain assets with a book value of $1.16 billion and certain selected liabilities with a book value of $1.03 billion. Under the terms of the Purchase and Assumption agreement with the FDIC, all acquired loans and real estate owned are guaranteed by the FDIC at a minimum of 80% of their book value (“loss sharing”). Accordingly, the balance sheet now has three new line items. “Covered loans” represent the loans acquired from Horizon recorded at their estimated fair market value. “Covered real estate” held for sale represents the estimated fair market value of the repossessed real estate acquired in the transaction. The “FDIC receivable” represents the estimated fair value of the guarantee provided by the FDIC on the covered assets. The fair value of the assets received, including the FDIC receivable, was $1.133 billion and the fair value of liabilities assumed was $1.048 billion.

Loans that were classified as non-performing loans by Horizon are no longer classified as non-performing because, at acquisition, the carrying value of these loans was adjusted to reflect fair value and are covered under the FDIC loss sharing. Management believes that the new book value reflects an amount that will ultimately be collected.

As of the date of the transaction, Horizon had $820 million of customer deposits, comprised of $153 million of checking accounts, $112 million in savings and money market accounts and $555 million of certificates of deposits. As of March 31, 2010, the balance of these accounts had decreased by $139 million or 17% to $680 million as a result of the nature of the transaction and the repricing of deposits to current market rates. The deposit outflow has slowed over time and was anticipated by the Company.

The loss sharing agreement with the FDIC requires Washington Federal to pay the FDIC a calculated “true-up” amount after ten years if cumulative losses in the portfolio of acquired loans total less than $536 million. Based on an analysis of the loan portfolio, the Company currently believes cumulative losses will be less than this threshold; therefore, a liability of $21 million has been established that represents the present value of the estimated true-up payment. Going forward, the Company will be required to estimate the present value of the true-up payment on a quarterly basis and record any adjustments through the income statement.

Based on the initial purchase accounting adjustments described above, the Company recorded a pre-tax gain of $85 million related to the FDIC-assisted transaction during the quarter. The amounts recorded in the financial statements relating to this transaction are estimates and subject to change as the purchase accounting is finalized in the future.

During the quarter, the Company resolved a potential tax liability with the IRS resulting in a tax benefit of $39 million. This potential liability was identified by the Company in the quarter ended June 30, 2009, and reflected in the financial statements following U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Company recorded a tax liability of $39 million and an increase to goodwill of $39 million related to the First Mutual acquisition. Reflecting an October 1, 2009 change in U.S. GAAP, the resolution of the tax contingency increased income (tax benefit) and reduced the tax liability, resulting in the one-time gain of $39 million.

Total assets increased by $1.2 billion or 10% to $13,802,712,000 from $12,582,475,000 at September 30, 2009. Specifically, cash increased by $421 million and covered loans increased by $622 million. As of March 31, 2010, the Company’s investment portfolio had net unrealized gains of $74 million. During the six months ended March 31, 2010, total loans outstanding decreased from $8.98 billion to $8.69 billion as a result of increased loan prepayments stemming from low interest rates available on 30 year fixed-rate mortgages in the market and foreclosures.

Net interest income for the current quarter increased by 4% or $3.6 million from the quarter ended March 31, 2009. This increase is the result of a significant decline in deposit costs and growth in the balance sheet, partially offset by reduced yield on earning assets. During the quarter, the company had an average balance of $992 million in cash and cash equivalents and other medium term investments that earned only .65%. The Company is maintaining higher than normal amounts of liquidity out of concern that the risk of higher interest rates is increasing. The period end spread decreased to 3.05% as of March 31, 2010, compared to 3.11% one year ago.

Operating expenses increased by $14.9 million for the quarter ended March 31, 2010, compared to the same quarter one year ago due to acquisition-related expenses, an increase in employee incentive compensation, and higher FDIC insurance premiums of $3.7 million. Management expects operating expenses to be lower in future quarters.

The Company’s efficiency ratio of 21.3% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of 2.44%, while return on equity amounted to 18.24%. These ratios are reflective of the non-recurring events described above.

On April 16, 2010, Washington Federal will pay a cash dividend of $.05 per share to common stockholders of record on April 2, 2010. This will be the Company’s 109th consecutive quarterly cash dividend.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	March 31, 2010	September 30, 2009
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$919,825	$498,388
Available-for-sale securities	2,277,063	2,201,083
Held-to-maturity securities	91,958	103,042
Loans receivable, net	8,688,485	8,983,430
Covered loans, net	621,681	—
Interest receivable	51,660	53,288
Premises and equipment, net	157,691	133,477
Real estate held for sale	204,056	176,863
Covered real estate held for sale	32,956	—
FDIC receivable, net	228,941	—
FHLB stock	151,744	144,495
Intangible assets, net	258,550	256,797
Income tax asset	23,136	—
Other assets	94,966	31,612

	$13,802,712	$12,582,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,915,425	$7,786,467
Repurchase agreements with customers	51,227	55,843

	8,966,652	7,842,310
FHLB advances	2,072,835	2,078,930
Other borrowings	800,000	800,600
Advance payments by borrowers for taxes and insurance	30,184	38,376
Federal and state income taxes	—	18,075
Accrued expenses and other liabilities	116,403	58,699

	11,986,074	10,836,990
Stockholders’ Equity
Common stock, $100 par value, 300,000,000 shares authorized; 129,527,383 and 129,320,072 shares issued; 112,455,059 and 112,247,748 shares outstanding	129,527	129,320
Paid-in capital	1,577,231	1,574,555
Accumulated other comprehensive income, net of taxes	43,887	54,431
Treasury stock, at cost; 17,072,324 shares	(208,985)	(208,985)
Retained earnings	274,978	196,164

	1,816,638	1,745,485

	$13,802,712	$12,582,475

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders’ equity per share	$16.15	$15.55
Tangible common stockholders’ equity per share	13.86	13.26
Stockholders’ equity to total assets	13.16%	13.87%
Tangible common stockholders’ equity to tangible assets	11.50	12.08
Weighted average rates at period end
Loans and mortgage-backed securities	5.90%	6.04%
Combined loans, mortgage-backed securities and investment securities	5.35	5.75
Customer accounts	1.70	1.96
Borrowings	4.19	4.25
Combined cost of customer accounts and borrowings	2.30	2.58
Interest rate spread	3.05	3.17

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$142,317	$147,038	$279,770	$299,357
Mortgage-backed securities	21,097	28,341	48,378	53,653
Investment securities and cash equivalents	1,620	789	2,557	1,697

	165,034	176,168	330,705	354,707
INTEREST EXPENSE
Customer accounts	37,698	51,126	74,183	107,034
FHLB advances and other borrowings	30,296	31,560	61,716	64,179

	67,994	82,686	135,899	171,213

Net interest income	97,040	93,482	194,806	183,494
Provision for loan losses	63,423	54,000	133,173	89,000

Net interest income after provision for loan losses	33,617	39,482	61,633	94,494
OTHER INCOME
Gain on FDIC assisted transaction	85,608	—	85,608	—
Gain on sale of investments	—	—	20,428
Other	5,446	4,388	9,255	8,562

	91,054	4,388	115,291	8,562
OTHER EXPENSE
Compensation and benefits	24,178	13,839	37,813	28,643
Occupancy	3,399	3,359	6,648	6,533
FDIC premiums	4,874	1,186	8,439	1,465
Other	7,510	6,677	14,037	13,005

	39,961	25,061	66,937	49,646
Loss on real estate acquired through foreclosure, net	(16,635)	(1,719)	(29,355)	(2,959)

Income before income taxes	68,075	17,090	80,632	50,451
Income taxes provision (benefit)	(14,036)	6,074	(9,390)	17,917

NET INCOME	82,111	11,016	90,022	32,534

Preferred dividends accrued	—	2,606	—	3,955

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$82,111	$8,410	$90,022	$28,579

PER SHARE DATA
Basic earnings	$.73	$.10	$.80	$.32
Diluted earnings	.73	.10	.80	.32
Cash Dividends per share	.05	.05	.10	.10
Basic weighted average number of shares outstanding	112,450,001	88,021,483	112,401,443	87,993,592
Diluted weighted average number of shares outstanding, including dilutive stock options	112,798,396	88,028,210	112,689,113	88,018,511
PERFORMANCE RATIOS
Return on average assets	2.44%	.27%	1.37%	.47%
Return on average common equity	18.24%	2.40%	10.10%	4.16%